                                                                   EXHIBIT 10.10


                      DEPOT REPAIR, PRODUCT REFURBISHMENT,
                     AND WARRANTY ADMINISTRATION AGREEMENT

                                    BETWEEN

             FEDERAL TECHNOLOGY CORPORATION AND EPSON AMERICA, INC.


An AGREEMENT entered into between Federal Technology Corporation a Virginia corporation, located at 207 South Peyton Street, Alexandria, Virginia 22314 ("FTC") and Epson America, Inc. located at 20770 Madrona Avenue, Torrance, California 90509 ("Epson").

                                    RECITALS

         In the course of its North American distribution and sale of personal computer systems and imaging products, Epson provides warranty repair services and warranty administration for sub-assembly parts, as well as end-user technical support, at a depot facility in Carson, California. Epson determined that it is in Epson's best interest to contract for such services, and FTC has indicated a willingness to undertake such responsibility on an independent contractor basis. The changeover contemplated will involve the transfer of a number of Epson employees.

         Now, therefore, in consideration of the premises, and of the mutual covenants and conditions contained herein, the parties agree as follows:

1. TERM. The term of this Agreement shall be for five (5) years from the date executed by FTC ("Effective Date"); the first year as an initial term, followed by automatically renewable one (1) year terms unless a written notice of non-renewal is provided by either party to the other at least ninety (90) days prior to the next anniversary of the Effective Date.

2. CHANGEOVER AND FTC'S PROVISION OF SERVICES. FTC will provide depot repair, product refurbishment and warranty administration services (the "Services") for Epson at Epson's Carson, California facility in accordance with the terms of this Agreement and its Attachments.

         2.1. Changeover. The changeover from an Epson-operated function to one supplied by FTC shall take place by mutual agreement, but in any event no later than January 14, 1991 (the "Changeover Date"). Prior to the Changeover Date, Epson will review its depot operation and employees and inform the employees of the pending changeover. Epson will inform FTC of the Epson employees Epson plans to terminate in connection with the changeover, and of the ones recommended to be reemployed by FTC. Before the Changeover Date, but after FTC has received the foregoing information from Epson, FTC will make a presentation to all affected Epson depot employees regarding the terms and conditions of their prospective employment by FTC. FTC will, in cooperation with Epson, exert its best efforts to ensure a smooth changeover on or as of the Changeover Date.

         2.2.    Responsibility for Employees.

                 (a) Epson will remain fully responsible for all of its employees affected by this Agreement, for all employment-related claims, duties and obligations, up to the Changeover Date. Thereafter, Epson will be responsible for and indemnify FTC from and against any and all claims, charges, cost and expense attributable to said employees arising from the period of their employment before the Changeover Date, and status as Epson employees. FTC has no liability for any Epson employees terminated by Epson.

                 (b) To the extent reasonably possible, FTC will offer comparable employment to the Epson employees at the depot affected by this Agreement. As of the Changeover Date, FTC will be fully responsible for all of its employees, including former Epson employees hired by FTC. FTC hereby indemnifies Epson and holds it harmless, from and against any and all claims, loss, cost and expense attributable to FTC's employees during the period after the Changeover Date and their status as FTC employees.

         2.3. Services. FTC shall provide the services to Epson as an independent contractor in accordance with the terms and conditions of this Agreement (as more fully described in the Attachment A hereto). Epson retains full management control over its warranty service terms and programs, as well as Epson's customer and end-user relations. For all practical purposes, FTC's provision of the services shall be invisible to Epson's customers and end-users. FTC shall have full daily operational control over FTC's employees and the manner and means by which said employees fulfill FTC's obligations to Epson under this Agreement. Epson shall retain end-result Quality Approval authority consistent with its obligations as a licensee of Seiko Epson Corporation.

         FTC, on a quarterly basis, or sooner, shall provide Epson a value engineering change proposal which shall identify methodologies that may result in increased Epson Customer Service and/or cost reductions. All proposals which are accepted and incorporated by Epson, and result in either increased customer service and/or cost reductions shall result in a negotiated distribution of savings between FTC and Epson.

         2.4. Lease Responsibilities. Epson is the lessee of the depot facility at Carson, California. Epson will continue as lessee after the Changeover Date, providing the leased space and facilities to FTC reasonably necessary for the services at no charge to FTC during the term of this Agreement. In addition to offering use of the leased premises, Epson will pay for all utilities associated with the facility and the Services (heat, ventilation, air-conditioning, water, and electricity). FTC will reimburse EAI for all FTC telephone charges (excluding TTS phone charges). FTC will, however, be responsible for its proportional share of personal property taxes assessed against FTC attributable to FTC assets used for the services, and will promptly reimburse EAI for same.

         Both parties shall have a mutual and affirmative obligation to maintain the integrity and security of the Carson depot facility. Both parties will take all reasonable steps to assure the security of the facility and its contents.

         2.5. Insurance. FTC will obtain and maintain in effect at all times such insurance as will protect FTC and Epson from any and all claims under (1) Worker's Compensation Acts, (2) Personal Liability (including theft coverage), (3) Property Damage and all other claims for damages, including personal injury and death which may arise from FTC's operations under this Agreement. FTC will provide Epson with certificates of insurance confirming the foregoing with minimum policy limits of $1,000,000.

         In addition, the FTC employee(s) who will be responsible for issuing warranty reimbursement checks to Epson customers will be bonded and insured at commercially reasonable (and mutually agreeable) limits and coverages.

         2.6. Operating Assets and Equipment. As of the Changeover Date, FTC will succeed to the possession and use of Epson's existing assets and equipment, including all available hardware and firmware specifications, diagnostics, specifications, drawings (including assemblies and subassemblies), manufacturing procedures (including production planning), and quality control procedures, bills of materials, and vendor arrangements necessary for the repair, refurbishment, and retrofit of the products included within the scope of this Agreement (the "Epson Assets" more fully described in Attachment D hereto). Epson warrants that as of the Changeover Date the Epson Assets will be in good working order, normal wear and tear excepted.

         FTC represents that it has had the opportunity to inspect the Epson Assets prior to the Changeover Date. After the Changeover Date, FTC has full responsibility, at FTC's cost and expense, to obtain, maintain and replace operating assets and equipment reasonably sufficient to provide the Services. FTC is also responsible for the care and maintenance of the Epson Assets, including risk of loss or damage thereto.

         2.7. Parts, Inventory and Ordering. Epson will provide all parts necessary for the services at no cost to FTC. FTC will order parts from Epson on an as-needed basis in conformance with Epson's existing parts and accounting procedures. Epson will use its best efforts to deliver stock items to FTC in two working days, and non-stock items in ten working days. All expenses of parts shipment and delivery to FTC shall be born by Epson.

         2.8.    Records and Audit Rights.

                 (a) FTC agrees to keep and maintain commercially reasonable records of the costs and charges associated with FTC's provision of the Services. Epson retains the right to have a representative of Coopers & Lybrand, Epson's certified public accounting firm, inspect and audit FTC's books and records pertaining to the Services upon notice to FTC, at Epson's expense.

                 (b) FTC agrees to furnish to Epson a statement within fifteen (15) days following the end of each month identifying the items repaired/refurbished during the proceeding month. The report shall include product type, and quantity, as well as ready-for-issue and not-ready-for-issue status of component inventory provided by Epson. FTC shall keep and maintain true and accurate records regarding all information and data reasonably necessary or required for the computation and verification of all amounts payable to FTC hereunder.

3. USE OF EPSON TRADEMARKS AND LOGOS. During the term of this Agreement, FTC is authorized to use the Epson trademarks, proprietary logos, and designations applicable to the Products as may be necessary for FTC to provide the Services, in conformity with Epson's written guidelines for trademark usage. Upon expiration or termination of this Agreement, FTC shall cease all references and use of any and all Epson names, trademarks, logos and designations. FTC shall not use Epson trademarks, logos, or designations in any advertising materials, nor publicize the Agreement without prior written authorization from Epson.

4.       PROPRIETARY NATURE OF PRODUCTS.

                 (a) Epson Rights. No title to or ownership of Epson's products, including software or any of the parts, is transferred to FTC by this Agreement or the provision of the services by FTC. Title to all applicable rights and patents, copyrights and trade secrets in Epson's products shall remain with Epson, and FTC agrees to respect and observe the proprietary nature thereof. FTC agrees to take appropriate action by instructions or agreement with its employees, agents, and contractors who are permitted access to the Epson products or other proprietary information to fulfill its obligations hereunder. Notwithstanding any provision of this Agreement, Epson owns and retains all title and ownership of all intellectual property rights; all software; all firmware; all master diskettes; and related materials provided by Epson to FTC hereunder.

                 (b) Reverse Engineering, Etc. FTC agrees not to decompile, reverse engineer, reverse compile, modify, or perform any similar type of operation on products, parts, software or furniture furnished by Epson without the express prior written consent of Epson.

5. TECHNICAL SUPPORT. Epson shall make technical support available to FTC during the term of this Agreement without cost to FTC, to answer questions and provide support for FTC in connection with the services.

6.       INTELLECTUAL PROPERTY RIGHTS, INDEMNIFICATION.

                 (a) By Epson. Epson shall indemnify, defend,and hold FTC harmless from any and all damages, liabilities, costs, and expenses incurred by FTC as a result of any claims, judgments, or adjudication against FTC that Epson products infringe any U.S. patent or copyright of any third party, provided: (i) FTC shall promptly notify Epson in writing of such claim; and (ii) Epson shall have the sole control of the defense of any such action and all negotiations for its settlement and compromise.

                 (b) By FTC. FTC shall indemnify, defend, and hold Epson harmless from any and all damages, liabilities, costs, and expenses incurred by Epson as a result of any claims, judgments, or adjudication against Epson that Epson products modified by FTC infringe any U.S. patent or copyright of any third party, provided:
         (i) Epson shall promptly notify FTC in writing of such claim; and (ii) FTC shall have the sole control of the defense of any such action and all negotiations for its settlement and compromise.

7. CONFIDENTIALITY. Both parties acknowledge that confidential information provided hereunder, including the transfer of technology and software, constitute a trade secret and, as such, shall be held and maintained in confidence, as set forth in the Confidentiality and Non-Disclosure Agreement, Attachment C hereto.

8.       WARRANTIES AND DISCLAIMERS.

                 (a) Warranty. FTC warrants that the depot repairs, product refurbishment, product retrofits and Services will be performed in accordance with the repair and refurbishment criteria for the applicable service provided by Epson, and industry standards. In the event any such repair, refurbishment, or retrofit does not perform in accordance with the applicable specifications in Attachment A for a period of ninety (90) days after shipment thereof by Epson to a customer, FTC will remedy such failure by repair at no additional cost to Epson.

                 (b) DISCLAIMER. FTC EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THE LIMITED WARRANTY SET FORTH ABOVE. FTC WILL NOT BE LIABLE TO EPSON OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PERFORMED OR NOT PERFORMED OR THE USE OF OR INABILITY TO USE SUCH PRODUCTS EVEN IF FTC HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. Payment. Epson agrees to pay for the Services at those rates set forth in Attachment B hereto. FTC shall invoice Epson monthly in arrears for applicable Services performed and other related charges, accompanied by the report described in section 2.8(b) above. Said invoices shall be paid in full within thirty (30) days after receipt. Any invoices which are unpaid after this thirty (30) day period will be amended to include interest charges of 1.5% (percent) a month on the invoice amount from the thirty-first (31st) day following invoice date to date of payment to FTC, or the highest amount allowed by law, whichever is applicable. Further, FTC reserves the right to suspend all services provided under this Agreement or require payment in advance in the event any two consecutive invoices are not paid in full within forty-five (45) days after the second invoice date. The charges for all services annually, identified herein, shall be reviewed and negotiated, for the next twelve (12) month period, commencing ninety (90) days prior to the next anniversary and renewal date of this Agreement.

10. TAXES. Epson shall be responsible for the payment of all sales, use and personal property taxes assessed on products provided or sold in connection with this Agreement, excluding taxes based upon the net income of FTC. FTC shall be responsible for any and all taxes attributable to the provision of Services by FTC as any independent contractor.

11.      TERMINATION AND DEFAULT.

                 (a) Without Cause. Either party may terminate this Agreement at any time upon 90 days written notice of termination to the other. Upon the effective date of such termination, Epson will resume possession and control over the Epson Assets, and is free to hire or rehire any and all of FTC's employees used in the provision of the Services.

                 (b) For Cause. Either party may terminate this Agreement upon written notice to the other party in the event that such other party fails to cure a material breach within ninety (90) days after notice of breach from the nonbreaching party. This Agreement shall automatically be canceled if either party becomes insolvent or makes an assignment for the benefit of creditors or if any insolvency proceeding is initiated by or against it. All unpaid charges accrued under this Agreement shall become immediately due and payable upon the happening of such event of termination. The aforesaid rights shall be in addition to all other rights and remedies provided at law, in equity, or hereunder. In the event of termination for any of the foregoing reasons, Epson will resume possession and control over the Epson Assets, and is free to hire or rehire any and all of FTC's employee's used in the provision of the Services.

                 (c) In the event that Epson resumes possession and control of the Epson Assets, FTC agrees to sell and assign a complete copy of FTC's automated claims review system and depot tracking systems to Epson. FTC further agrees to assist Epson in obtaining any necessary consents from third parties with rights in said software.

12. FORCE MAJEURE. If either party shall be prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its reasonable control, including, without limitation, labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services, or acts of God, such party shall be excused from performance for the period of the delay.

13. NOTICE. Unless otherwise agreed to by the parties, all notices required hereunder shall be made in writing by certified mail, return receipt requested, to the addresses first above written and to the attention of the parties executing this Agreement or their successor(s) in office.

14. WAIVER. No waiver of any right or remedy on one occasion shall be deemed a waiver of such right or remedy on any other occasion or of any other right or remedy.

15. SEVERABILITY. If any provision(s) of this Agreement is held to be illegal, unenforceable, or invalid by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, so long as the verifiable intent of the parties is not materially affected thereby.

16. INDEPENDENT CONTRACTORS. Both parties hereto are independent contractors and neither party shall represent itself as an agent or legal representative of the other. As an independent contractor, FTC reserves the right to preserve the organizational integrity of FTC with regard to maintaining.positive management control of the total depot repair operation.

17. COMPLIANCE WITh LAWS. Each party shall comply, at its own expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department, or agency thereof, which apply to or result from its obligations hereunder.

18. ATTACHMENTS. The attachments referred to in the body of this Agreement are an integral part of this Agreement and reference to this Agreement shall be deemed to include all the attachments.

19. HEADINGS. The headings of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of the Agreement.

20. ENTIRE AGREEMENT/GOVERNING LAW. This document constitutes the entire Agreement between the parties regarding the subject matter hereof. No agent, employee, or representative of FTC has any authority to bind FTC to any affirmation, representation, or warranty concerning the products or services furnished under this Agreement, unless the same is expressly included within this written Agreement. This Agreement may be modified only by a written instrument signed by both parties hereto or by their duly authorized agents. The terms and conditions herein shall govern with respect to the subject matter hereto and shall override all terms and conditions contained on any purchase order or acknowledgement form, previous letters, etc.,issued by the parties hereto. This Agreement shall be governed by the laws of the State of California. The individuals signing this Agreement on behalf of each party represents and warrants that he/she has the power and authority to sign.

FEDERAL TECHNOLOGY CORPORATION                   EPSON AMERICA, INC.

By:  /s/ R. Dale D'Allesio                       By:  /s/ John Lang
     ----------------------------------               -------------------------------
         Authorized Signature                             Authorized Signature

         R. Dale D'Alessio                       John Lang
         Vice President                          Executive Vice President
         General Counsel                         Finance & Corp. Support


         December 13, 1990                       December  13, 1990

                                  ATTACHMENT A

                               STATEMENT OF WORK

SERVICES

A. WARRANTY ADMINISTRATION. During the term of the Agreement, FTC will provide administrative services involving warranty and Epson Extra Care (service contract) claims from authorized servicers and the processing of billable repair/exchange orders. These services include:

         1. Warranty claims and billable exchange part order receipt, review, and processing.

         2.      Preparation and submission of applicable parts orders.

         3. generation and distribution of Epson warranty payment checks to authorized service providers as scheduled by Epson.

         4.      Maintain warranty payment register.

         5. Record and maintain FTC billable services for submission to Epson.

         6.      Sort received warranty and billable exchange parts.

         7. Above services to be performed according to mutually agreed-upon standards and average processing time of three (3) days or less to be attained within ninety (90) days of start of performance.

         8. Warranty service provided by FTC shall meet or exceed a 98% rate of correct processing on a six month rolling average, as determined by monthly audit carried out by Epson. This requirement shall begin 90 days after the execution date of this Agreement.


B. CLAIMS REVIEW SYSTEM. FTC will develop and implement an automated claims review system that would meet the following requirements:

         1. System will interface with both Epson's Cambar and FTC's depot tracking systems.

         2. Inquiry capability will be available internal to the Carson facility and other sites as agreed upon.

         3. System will track on a real-time basis, the current status of claims in process at the Carson facility. Also available will be:

                 - Warranty activity and exceptions (summary and by account).

                 - Quarterly services Warranty Activity Reports (summary and by account).

                 - Component/parts failure analysis compiled in conjunction with depot tracking system information.

                 - The system is intended to provide increased productivity. This increase in productivity is to be included in annual review of performance and pricing standards.

C. REPAIR DEPOT SERVICES. FTC will perform all depot repair and associated administrative functions for all Epson business products, consumer products and OEM products, to include whole units and subassemblies, under the following provisions and conditions:

         PCB/Sub-Assembly Repair:

         1. Average monthly quality for ill repairs will ramp up over a six-month period to less than a 1% failure rate out-of-box and will be maintained thereafter.

         2. Epson will provide to FTC at no cost all parts required for repairs, both generic and proprietary, and packing materials.

         3. FTC may identify for scrap up to a maximum of 7% of PCBs/subassemblies received for repair during any given month. There will be no penalty for scrapping, however, repair charges may only be assessed for completed repair work.

         4. The quoted flat rate charges, as shown in Attachment B, are based on Epson replacement costs. The quoted repair prices include all labor costs associated with test, repair, quality assurance test and packaging.

         5. Sorting of PCB/Sub-Assemblies is performed under Warranty administration services.

         6. Turnaround time not to exceed thirty (30) days during first ninety (90) days of contract performance with a revised turnaround time to be mutually agreed upon and subject to Epson's provisioning of material in a timely fashion.

         Hard Disk Drives:

         1. FTC will provide test/reformat and repair services for hard disk drive units at the prices shown in Attachment B. Quoted prices are inclusive of shipping costs.


         Whole Unit and Accessory Repair:

         1. FTC will repair to the subassembly/pluggable chip level for electronics and to the component part for mechanics as done by Epson authorized dealers, with reimbursement at the current Level I/EEC labor rate.

         2. Defective subassemblies that are removed will be processed through subassembly repair at the appropriate charge, as listed attachment B.

         3. From time to time Epson may request whole unit repair, on a product-by-product basis, with a specially negotiated rate.

         Screen for Yield

         1. FTC will screen and adjust to original specifications OEM products (typically flexible diskette drives).

         2. Items found to require additional repair beyond screen and adjustment will be repaired at the prices listed in Attachment B, less the flat rate screening charge.

         3. FTC will screen other products designated by Epson for a negotiated flat rate.


D. FLAT RATE CHARGE. For any technical or administrative services performed by FTC which are outside those services already specified herein, hourly charges will be submitted to Epson in accordance with the rates shown in attachment B.

E. END USER TELEPHONE TECHNICAL SUPPORT (TTS). During the term of this agreement, FTC will provide complete telephone technical support on configuration, installation and operation of Epson products to end users of Epson products under the following conditions:

         1. Epson will provide at no charge to FTC the required telephone equipment and TTS phone service at the Carson Facility.

         2. TTS support will be provided by FTC at mutually agreed upon times, but no less than 7:00 a.m. and 4:00 p.m. Pacific Time on scheduled working days at Epson.

         3. FTC will provide Call Tracking and TTS Management Reports at mutually agreed-upon times; the call tracking software and hardware to be provided by Epson.

         4. TTS performance standards, response times, and quality of technical support will be in accordance with mutually agreed-upon criteria, including the attainment within 90 days of 15-second average caller queue wait time delay prior to response by a TTS representative.

         5. Epson will provide technical assistance as requested by FTC to enable resolution of more difficult questions.

         6. Epson will provide, at no charge to FTC, on-going training and documentation for new Epson products as they are released.

                                  ATTACHMENT B

                               SCHEDULE OF PRICES



GENERAL

         Under the terms of this agreement, the services to be provided by Federal Technology Corporation, as outlined in both the basic agreement and Attachment A, will be performed according to the following Price schedule:

A. Warranty Administration. Federal Technology Corporation will provide the previously detailed warranty administration services outlined in Attachment A of this agreement at a flat rate per warranty claim action as indicated. Postage, envelopes, shipping materials and other direct cost items will be furnished by Epson.

         Each warranty claim processed                      $2.85 per claim

         For any given calendar month where FTC's claim processing rate is less than 96% successful, a two percent penalty of the monthly warranty administration revenue (amount billed for the defaulting month) will be paid Epson by FTC.

B. Claims Review System. As noted, Federal Technology corporation will implement the above system, however, until more detailed information concerning the required interfaces, on-line inquiry, response times, etc., is made available, it is FTC's intention to implement this system at no cost to Epson. However, any cost billed to Epson must be agreed to in advance.

C. Repair Depot Services. Federal Technology Corporation will provide all depot repair services and appropriate administrative functions as detailed in this agreement in accordance with the below price schedule:

         PCB/Subassembly Repair
         ----------------------

         Epson Replacement Cost                                 FTC Repair Price
         ----------------------                                 ----------------
         Less than $70.00                                           $ 25.50
         $70.00 - $124.99                                           $ 29.00
         $125.00 - 249.99                                           $ 32.50
         $250.00 and greater                                        $ 41.00

         Hard Disk Drive
         ---------------

         Drive Description                 Test/Reformat Price               Repair
         -----------------                 -------------------               ------
                                                                             Price
                                                                             -----
         Standard 20MB                     $       8.00                      $   98.50
         AT-interface 20MB                 $       8.00                      $  186.00
         Standard 40MB                     $       10.00                     $  277.00
         AT-interface 40MB                 $       10.00                     $  266.00
         Standard 90MB                     $       12.00                     $  410.00
         AT-interface 100MB                $       12.00                     $  425.00


         Whole Unit and Accessory Repair

         1. Federal Technology will repair to the subassembly/pluggable chip level for electronics and to the component part for merchandise as performed by Epson authorized dealers at the Level I/EEC Labor Rate.

         2. Defective subassemblies will be repaired at the above listed subassembly rates.

         3.      Screen For Yield

         Screen for yield is at a flat rate charge of $7.50 each OEM product as per Attachment A.C. "Screen for Yield."


After the first six calendar months following the Execution Date of this Agreement, FTC agrees to meet or exceed a 99% successful repair standard, and agrees to pay a matching penalty of the monthly amount billed for depot repair services for every percentage point (or part thereof) below the 99% standard in the defaulting month

For new Epson products and technologies, the parties agree that new repair prices will be negotiated if necessary at commercially reasonable rates.

D.       Flat Rate Charge.

         Any technical administrative services performed by Federal Technology Corporation at the specific request of Epson, but not within the scope of this agreement will be performed at the below rates:

         -       senior Level Computer Technician           $       50.00/hr.

         -       Computer Technician                                $        35.00/hr.

         -       Administrative Support                             $        20.00/hr.

E.       END-USER TELEPHONE TECHNICAL SUPPORT

         Federal Technology will provide the previously detailed end-user telephone technical support services at a flat rate charge for each call minute of support provided, as follows:

                 Each call minute per month        $1.40

         There will be no charge for incidental outgoing calls required to complete responses to incoming TTS calls.

                                  ATTACHMENT C

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Agreement is made as of the 13th day of December, 1989, by and between Epson America incorporated, a California corporation with its principal place of business at 20770 Madrona Avenue, Torrance, California 90505 ("Epson") and Federal Technology corporation, a Virginia corporation with its principal place of business at 207 South Peyton Street, Alexandria, Virginia 22314 ("FTC").

Whereas Epson will disclose to FTC certain information relating to its products, parts, customers and business practices for the purpose of enabling FTC to perform various maintenance, repair and distribution services pertinent to certain Epson products and sub-assemblies sold by Epson and it's other appointees in the marketplace. Epson desires that any confidential and/or proprietary information ("Information") disclosed to FTC be used only to further the business relationship between the parties hereto.

In order to ensure that the Information disclosed by Epson to FTC is used only in accordance with the purposes stated above, the parties agree to the following:

I. This Agreement shall be in effect for five (5) years , beginning on the date of its execution by the parties hereto and will have an initial term of two (2) years ("Initial Term"). This agreement will continue from year to year after the Initial Term but shall be terminable by either party as of the end of the Initial Term, or as the end of any anniversary thereof, upon not less than ninety (90) days prior written notice.

II. FTC shall prevent the disclosure to others of Information transmitted to FTC where such Information is prominently designated as confidential, and is disclosed in the performance of, or in connection with, FTC services performed for Epson. Any Information delivered by Epson to FTC marked "secret", "confidential", or with words of similar meaning, shall be conclusively deemed, as between the parties, confidential and trade secret information of Epson. Any Information not bearing such marking shall not, however, be deemed to be non-secret or non-confidential but any such unmarked Information shall be subject to the same restrictions as contained herein.

III. Epson warrants that no restriction is made upon FTC relating to FTC's freedom to offer services to any other persons or to transmit any Information to other persons where such Information (a) shall have been in its possession prior to the disclosure by Epson, (b) shall have become part of the public domain through no fault of FTC, (c) shall have been developed subsequent to, and independent of, the disclosure by Epson, or
                 (d) shall have been released in writing by Epson so that FTC may make public disclosure or otherwise deemed no longer to be confidential.

IV. FTC shall not use such confidential Information itself, disclose it to others or permit the disclosure. of such Information to others, and will prevent FTC employees (so long as they shall remain employed by FTC) from divulging, publishing or using such Information, except as is necessary to perform the aforementioned maintenance repair and distribution services.

V. All Information disclosed by Epson to FTC shall remain the property of Epson. At Epson's request, the Information tangible from shall be promptly returned or destroyed, together with all copies thereof. Upon request, FTC shall provide written certification of the destruction.

VI. Any notice or other communication provided under this Agreement will be in writing and be sent via telex, telefax or certified or registered mail, return receipt requested, to the respective addresses as either. party has designated to the other by notice in writing. Any such notice will be deemed given when received by the other party, attention directed to the individual signing this Agreement.

VII. This Agreement will be governed by the laws of the State of California and constitutes the entire Agreement between Epson and FTC pertaining to the subject matter hereof. No provisions of this Agreement will be deemed waived, amended or modified by either party unless such waiver, amendment or modification be in writing signed by the party against whom it is sought to enforce the waiver, amendment or modification.
                 If any provision if this Agreement is held to be illegal or unenforceable, such shall not effect the balance thereof.

VIII. The parties hereto acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further, the parties acknowledge that this Agreement supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. The persons signing warrant that they are authorized to sign for, and on behalf of, the respective parties.


Accepted By:                                 Accepted By:

EPSON AMERICA, INCORPORATED                  FEDERAL TECHNOLOGY CORPORATION



BY: /s/ John Lang                            BY:  /s/ R. Dale D'Alessio
    ----------------------------------            -------------------------------
TITLE: Exec. Vice President                  TITLE: Vice President & General
       Finance & Corp. Support                      Counsel

DATE:    12/13/90                            DATE:     12/13/90
       ---------------------------                  -----------------------------

                                  AMENDMENT 6
                          to that Certain Depot Repair
          Product Refurbishment and Warranty Administration Agreement
                                    Between
                             MICRODYNE CORPORATION
                   (Formerly Federal Technology) Corporation)
                                      and
                              EPSON AMERICA, INC.

                                    RECITAL


Epson America, Inc. ("EAI") and Federal Technology Corporation ("FTC") were parties to that certain Depot Repair, Product Refurbishment and Warranty Administration Agreement dated as of December 13, 1990 (the "Agreement"). As of June 21, 1991, FTC changed its name to Microdyne Corporation ("Microdyne"). The Agreement has been amended five times. Changes in the parties' business relationship mandate a further amendment to the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Effective Date. The effective date of this Amendment is October 1, 1994 (the "Effective Date").

2.       Attachment B, Section E, End User Telephone Technical Support.
         Section 4 of Attachment B, Section E is amended by deleting the existing text and replacing it with the following:

         1)      The initial number of TTS representatives is set at 61.

                 Epson may request additional TTS representatives. Charges for these representatives will start on their first day of work.

                 Over time, some TTS representative losses may occur do to attrition. If this occurs, Epson will evaluate the number TTS representatives needed, and may decide to continue at a reduced level or authorize hiring of a replacement. Charles for replacement TTS representatives hired in each calendar year will start on their first day of work for a quantity up to 10% of the number of TTS representatives authorized on January 1 of each calendar year, rounded to the nearest whole number. For calendar year 1994, this number shall be 7. Charges for additional replacement TTS representatives in a calendar year will start at the completion of training.

                 Epson may elect to reduce the number of TTS representatives at any time with 30 days written notification. Should the number of authorized TTS representatives fall below 61, the monthly billing rate will adjust to $5,400 per TTS representative through March, 1994, and $5.575 per TTS representative thereafter.

         2) TTS representatives will be designated to support product or skill areas; currently advertising reply, customer relations, laser printers ink jet printers, impact printers, scanners, portable computers and desktop computers, or assigned to special projects.

                 Product or skill areas may be added or changed in the future subject to mutual agreement by Epson and Microdyne.

                 Each TTS representative will be rated according to skill level as follows:

                 Level 1 - Capable of supporting one or more product or skill areas.

                 Level 2 - A minimum of 6 months experience at Level 1 including 2 or more months of demonstrated capability to support 3 or more product or skill areas.

                 Level 3 - A minimum of 18 months experience at Level 2 including 2 or more months of demonstrated capability to support all product or skill areas.

                 Special Project - Special assignment to projects other than telephone support.

                 Epson and Microdyne will strive to achieve and maintain the following skill level allocation of TTS representatives, excluding those assigned to special projects:

                          Level 1          20%
                          Level 2          70%
                          Level 3          10%

                 Epson may redefine the percentage of TTS representatives allocated to Level 1 and Level 2 skill levels. However, if the required Level 1 allocation percentage exceeds 20%, the stated monthly charge per Level 1 TTS representative will be increased by $150.

                 Changes in skill level designation for individual TTS representatives will be made subject to mutual agreement by Epson and Microdyne, and will occur on the first day of any billing month.

         3)      Effective December 1, 1993:

                          Skill Level              Monthly Charge per TTS Representative
                          -----------              -------------------------------------
                          Level 1                                   $4,725
                          Level 2                                   $5,150
                          Level 3                                   $5,600
                          Special Project                           $5,400

         4) Effective April 1, 1994, and April 1, 1995, prices will adjust as indicated below based on the total number of TTS representatives authorized and their skill level. Subsequent adjustments may occur each month with pricing based on the number of TTS representatives authorized on the first day of the billing month.

                                                                             Effective        Effective
TTS                                                                          10/1/94 -        4/1/95 -
Representative                    Skill            Current                   3/31/95          3/31/96
Authorized                        Level            Price                     Price            Price
-------------------------------------------------------------------------------------------------------
61 - 65                           1                $4,890                    $4,743           $4,910
                                  2                $5,330                    $5,170           $5,351
                                  3                $5,796                    $5,622           $5,819
                                  *Sp. P.          $5,589                    $5,421           $5,611

66 - 70                           1                $4,867                    $4,721           $4,886
                                  2                $5,305                    $5,146           $5,326
                                  3                $5,768                    $5,595           $5,791
                                  Sp. P.           $5,562                    $5,395           $5,584

71 - 75                           1                $4,843                    $4,698           $4,838
                                  2                $5,279                    $5,121           $5,274
                                  3                $5,740                    $5,568           $5,735
                                  Sp.P.            $5,535                    $5,369           $5,530

76 - 80                           1                $4,820                    $4,675           $4,793
                                  2                $5,253                    $5,095           $5,222
                                  3                $5,712                    $5,541           $5,679
                                  Sp. P.           $5,508                    $5,343           $5,477

81 - 85                           1                $4,796                    $4,652           $4,745
                                  2                $5,227                    $5,070           $5,172
                                  3                $5,684                    $5,513           $5,624
                                  Sp.P.            $5,481                    $5,317           $5,423

86 - 90                           1                $4,772                    $4,629           $4,699
                                  2                $5,202                    $5,046           $5,122
                                  3                $5,656                    $5,486           $5,569
                                  Sp. P.           $5,454                    $5,290           $5,370

91 - 95                           1                $4,749                    $4,607           $4,652
                                  2                $5,176                    $5,021           $5,071
                                  3                $5,628                    $5,459           $5,513
                                  Sp. P.           $5,427                    $5,264           $5,317

96 - 100                          1                $4,725                    $4,583           $4,607
                                  2                $5,150                    $4,995           $5,021
                                  3                $5,600                    $5,432           $5,459
                                  Sp P.            $5,400                    $5,238           $5,264

101                                                     Rates will be negotiated

                                                        * Special Projects

         5) Monthly charges for TTS representatives include necessary overhead and support personnel as determined by Microdyne. These minimally include: 1 manager, 4 team leaders, and 1 trainer.

         6) Microdyne will be expected to maintain acceptable levels of employee attendance as follows:

                 #TTS Rep days worked in month     = Monthly Attendance %
                 --------------------------------
                 #TTS Reps x # work days in month

                 A rolling six month minimum monthly attendance average of 94% must be maintained for the immediate preceding six months. In any month where the six month average falls below 94% the monthly invoice will be reduced in percentage by the amount that the six month average is below 94%. For example, a six month average attendance percent of 92.5% would cause a 1.5% decrease in the invoice for that month.

         7) Epson will not be charged for TTS representatives who are absent due to short or long term disability, leave of absence, or jury duty; nor will these absences be counted against Microdyne attendance percentages.

         8) TTS representatives will collectively meet monthly time allocation standards for either on line time or incoming time allocation percentage as follows:

                                  Dec 1993-Mar 1994         Apr 1994-Mar 1995        Apr 1995-Mar 1996
                                  -----------------         -----------------        -----------------
                 On Line Time              75.0%                    78.0%                     80.0%
                      or
                 Incoming Time             60.0%                    62.4%                     64.0%

                 Should the monthly time allocation standard not be met, Microdyne will deduct 2.5% from the monthly invoice for telephone technical support.

                 NOTE:  Time Allocation

                 Time is allocated as percentage of telephone log on time. TTS representatives should log on when their shift starts, and log off when it ends, the exceptions being scheduled lunch break, assignment to a training class, or other non-phone related duties, where the ITS representative should be in a log off condition.

                 Log on time is broken down into the following components:

                 -Available       -        On the phone and ready to take a
                                           call.

                 -Incoming        -        Talking on a call.

                 -On Line         -        The sum of available and incoming
                                           time.

                 -Work            -        After call work required to complete
                                           or prepare for a call, return calls.
                                           or call escalation.

                 -Break           -        Break, or restroom time where the
                                           TTS representative is away from
                                           his/her workstation.

                 On Line Time x 100 = percent On Line Time
                 ------------
                 Log on Time

                 Incoming Talk Time x 100 = percent Incoming Time
                 ------------------
                 Log on Time

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in counterparts. The persons signing warrant that they are authorized to sign on behalf of the respective parties.

Accepted by:                                                Accepted by:

EPSON AMERICA, INC.                                         MICRODYNE CORPORATION


By:      /s/ Robert A. Britt                                By:      /s/ Dave Laposata
         ----------------------------------                         -------------------------------

Title: VP Service & Support                                 Title: VP Operations
       --------------------                                        --------------------------------

Date:    10/17/94                                           Date:   11/1/94
         ----------------------------------                         -------------------------------